Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,
	2003		2002		2001		2000		1999
	(dollars in thousands)
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes and cumulative effect of change in accounting principle	$27,315		$(29,740)		$27,159		$18,558		$19,480
Plus:
Total Fixed Charges (See below)	47,140		51,374		81,639		95,840		71,075
Less:
Preferred stock dividend (1)	(5,297)		(5,295)		(5,297)		(5,297)		(5,296)

Total Earnings	$69,158		$16,339		$103,501		$109,101		$85,259

Fixed Charges
Total interest expense (2)	$40,154		$44,680		$74,816		$89,200		$64,390
Interest included in operating lease rental expense (3)	1,689		1,399		1,526		1,343		1,389
Preferred stock dividend (1)	5,297		5,295		5,297		5,297		5,296

Total Fixed Charges	$47,140		$51,374		$81,639		$95,840		$71,075

Ratio of Earnings to Fixed Charges	1.47	x	0.32	x	1.27	x	1.14	x	1.20	x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes and cumulative effect of change in accounting principle	$27,315		$(29,740)		$27,159		$18,558		$19,480
Plus:
Total Fixed Charges excluding interest on deposits (See below)	18,744		16,089		22,464		27,231		21,943
Less:
Preferred stock dividend (1)	(5,297)		(5,295)		(5,297)		(5,297)		(5,296)

Total Earnings	$40,762		$(18,946)		$44,326		$40,492		$36,127

Fixed Charges
Total interest expense (2)	$40,154		$44,680		$74,816		$89,200		$64,390
Interest included in operating lease rental expense (3)	1,689		1,399		1,526		1,343		1,389
Preferred stock dividend (1)	5,297		5,295		5,297		5,297		5,296
Less: interest expense on deposits	(28,396)		(35,285)		(59,175)		(68,609)		(49,132)

Total Fixed Charges excluding interest on deposits	$18,744		$16,089		$22,464		$27,231		$21,943

Ratio of Earnings to Fixed Charges	2.17	x	(1.18	)x	1.97	x	1.49	x	1.65	x

(1)	The stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.
(2)	Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.
(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.